As filed with the Securities and Exchange Commission on June 6, 2006

Registration No. 333-132759

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO THE FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENECA-CAYUGA BANCORP, INC.

(Name of Small Business Issuer in Its Charter)

Federal	6712	16-1601243
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19 Cayuga Street

Seneca Falls, New York 13148

(315) 568-5855

(Address and Telephone Number of Principal Executive Offices)

19 Cayuga Street

Seneca Falls, New York 13148

(Address of Principal Place of Business)

Robert E. Kernan, Jr.

19 Cayuga Street

Seneca Falls, New York 13148

(315) 568-5855

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Kip Weissman, Esq.

Eric Envall, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 400

Washington, D.C. 20015

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	1,071,225 shares	$10.00	$10,712,250(1)	$1,150(2)
Participant Interests	83,973 interests	—	—	(3)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Previously paid.

(3)	The securities of Seneca-Cayuga Bancorp, Inc. that are eligible to be purchased by the Seneca Falls Savings Bank 401(k) Savings Plan are included in the amount shown for common stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27.	Exhibits and Financial Statement Schedules:

The exhibits filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Seneca-Cayuga Bancorp, Inc. and Keefe Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between Seneca-Cayuga Bancorp, Inc. and Keefe Bruyette & Woods, Inc.*

2	Stock Issuance Plan*

3.1	Charter of Seneca-Cayuga Bancorp, Inc.*

3.2	Bylaws of Seneca-Cayuga Bancorp, Inc.*

4	Form of Common Stock Certificate of Seneca-Cayuga Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick*

10.1	Form of Employee Stock Ownership Plan*

10.2	Form of Employment Agreement for Robert E. Kernan, Jr.*

10.3	Form of Employment Agreement for Menzo Case*

16.1	Letter from Mengel, Metzger, Barr & Co. LLP regarding change in certifying accountant*

16.2	Letter from Fust, Charles, Chambers, LLP regarding change in certifying accountant*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of BMC*

23.3	Consent of Keller & Company, Inc.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Seneca-Cayuga Bancorp, Inc. and Keller & Company, Inc.*

99.2	Business Plan Agreement between Seneca-Cayuga Bancorp, Inc. and RP Financial, LC*

99.3	Appraisal Report of Keller & Company, Inc.*,**

99.4	Letter of Keller & Company, Inc. with respect to Subscription Rights*

99.5	Marketing Materials*

99.6	Order and Acknowledgment Form*

99.7	Letter to Subscribers

*	Previously filed

**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Seneca Falls, State of New York on June 6, 2006.

SENECA-CAYUGA BANCORP, INC.

By:	/s/ Robert E. Kernan, Jr.
Robert E. Kernan, Jr.
President, Chief Executive Officer
and Chairman of the Board
(Duly Authorized Representative)

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert E. Kernan, Jr. Robert E. Kernan, Jr.	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 6, 2006

/s/ Menzo D. Case Menzo D. Case	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2006

/s/ Bradford M. Jones Bradford M. Jones	Vice Chairman of the Board	June 6, 2006

/s/ Marilyn Bero Marilyn Bero	Director	June 6, 2006

/s/ Dr. Herbert R. Holden Dr. Herbert R. Holden	Director	June 6, 2006

/s/ Dr. Frank Nicchi Dr. Frank Nicchi	Director	June 6, 2006

/s/ Gerald Macaluso Gerald Macaluso	Director	June 6, 2006

/s/ Dr. August P. Sinicropi Dr. August P. Sinicropi	Director	June 6, 2006

/s/ Vincent P. Sinicropi Vincent P. Sinicropi	Director	June 6, 2006

/s/ David Swenson David Swenson	Director	June 6, 2006

As filed with the Securities and Exchange Commission on June 6, 2006

Registration No. 333-132759

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT

ON

FORM SB-2

Seneca-Cayuga Bancorp, Inc.

Seneca Falls, New York

EXHIBIT INDEX

1.1	Engagement Letter between Seneca-Cayuga Bancorp, Inc. and Keefe Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between Seneca-Cayuga Bancorp, Inc. and Keefe Bruyette & Woods, Inc.*

2	Stock Issuance Plan*

3.1	Charter of Seneca-Cayuga Bancorp, Inc.*

3.2	Bylaws of Seneca-Cayuga Bancorp, Inc.*

4	Form of Common Stock Certificate of Seneca-Cayuga Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick*

10.1	Form of Employee Stock Ownership Plan*

10.2	Form of Employment Agreement for Robert E. Kernan, Jr.*

10.3	Form of Employment Agreement for Menzo Case.*

16.1	Letter from Mengel, Metzger, Barr & Co. LLP regarding change in certifying accountant*

16.2	Letter from Fust, Charles, Chambers, LLP regarding change in certifying accountant*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of BMC*

23.3	Consent of Keller & Company, Inc.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Seneca-Cayuga Bancorp, Inc. and Keller & Company, Inc.*

99.2	Business Plan Agreement between Seneca-Cayuga Bancorp, Inc. and RP Financial, LC*

99.3	Appraisal Report of Keller & Company, Inc.*,**

99.4	Letter of Keller & Company, Inc. with respect to Subscription Rights*

99.5	Marketing Materials*

99.6	Order and Acknowledgment Form*

99.7	Letter to Subscribers

*	Previously filed.

**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.